EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 001-32374) pertaining to the Amended and Restated 2004 Equity Incentive Plan of Symmetry Medical, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of Symmetry Medical, Inc. and the effectiveness of internal control over financial reporting of Symmetry Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/Ernst & Young, LLP

Indianapolis, Indiana

August 1, 2012